Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces First Quarter 2018 Operating Results

SAN FRANCISCO, April 26, 2018 — The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2018 was $81 million, compared with net income of $148 million for the first quarter of 2017.

The $67 million decrease in net income relative to the prior-year period primarily reflected a decline in other income, primarily related to net gains on settlements related to the Bank’s private-label residential mortgage-backed securities (PLRMBS). In the first quarter of 2017, the Bank recognized a gain on settlements of $119 million (after netting certain legal fees and expenses) relating to the Bank's PLRMBS litigation. The Bank had no settlement gains in the first quarter of 2018. This reduction in net income was partially offset by a $30 million decrease in the expense associated with voluntary charitable contributions for the Quality Jobs Fund, from $40 million in the first quarter of 2017 to $10 million in the first quarter of 2018. In addition, net interest income related to higher average balances of interest-earning assets increased by $14 million in the first quarter of 2018 compared to the prior-year period.

Total assets decreased $14.2 billion during the first three months of 2018, to $109.2 billion at March 31, 2018, from $123.4 billion at December 31, 2017. Total advances decreased $10.8 billion, to $66.6 billion at March 31, 2018, from $77.4 billion at December 31, 2017. In addition, investments decreased $3.8 billion, to $39.8 billion at March 31, 2018, from $43.6 billion at December 31, 2017, primarily reflecting a decrease of $5.5 billion in securities purchased under agreements to resell, partially offset by an increase of $2.9 billion in Federal funds sold.

Accumulated other comprehensive income increased by $17 million during the first three months of 2018, to $335 million at March 31, 2018, from $318 million at December 31, 2017, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of March 31, 2018, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.1%, exceeding the 4.0% requirement. The Bank had $6.7 billion in permanent capital, exceeding its risk-based capital requirement of $2.0 billion. Total retained earnings as of March 31, 2018, were $3.3 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the first quarter of 2018 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $63 million, including $5 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the second quarter of 2018. The Bank expects to pay the dividend on May 14, 2018.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2018	Dec. 31, 2017
Total Assets	$109,225	$123,385
Advances	66,642	77,382
Mortgage Loans Held for Portfolio, Net	2,376	2,076
Investments[1]	39,832	43,570
Consolidated Obligations:
Bonds	74,297	85,063
Discount Notes	27,203	30,440
Mandatorily Redeemable Capital Stock	309	309
Capital Stock - Class B - Putable	3,068	3,243
Unrestricted Retained Earnings[2]	2,681	2,670
Restricted Retained Earnings[2]	592	575
Accumulated Other Comprehensive Income/(Loss)	335	318
Total Capital	6,676	6,806

Selected Other Data at Period End	Mar. 31, 2018	Dec. 31, 2017
Regulatory Capital Ratio[3]	6.09%	5.51%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2018	Mar. 31, 2017
Net Interest Income	$148	$134
Other Income/(Loss)	(8)	112
Other Expense	49	80
Affordable Housing Program Assessment	10	18
Net Income	$81	$148

Selected Other Data for the Period
Net Interest Margin[4]	0.47%	0.58%
Operating Expenses as a Percent of Average Assets	0.11	0.14
Return on Average Assets	0.26	0.63
Return on Average Equity	4.74	10.59
Annualized Dividend Rate[5]	7.00	9.08
Average Equity to Average Assets Ratio	5.40	5.97

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
In July 2017, the Bank’s Board of Directors approved the transfer of all amounts classified as restricted retained earnings, other than the amounts related to the Joint Capital Enhancement Agreement, to unrestricted retained earnings.

3.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2018, was $6.7 billion.

4.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

5.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com